Exhibit 99.1

PRESS RELEASE

AUBURN NATIONAL BANCORPORATION, INC. DECLARES QUARTERLY DIVIDEND

AUBURN, Alabama, May 9, 2007 – The Board of Directors of Auburn National Bancorporation, Inc., declared a second quarter $0.175 per share cash dividend, payable June 25th, 2007 to shareholders of record as of June 8th, 2007. This represents a 9% increase over dividends declared for the fourth quarter of 2006.

Auburn National Bancorporation, Inc. is the parent company of AuburnBank with total assets of approximately $644 million. The common stock of the company trades on the Nasdaq Capital Market under the symbol “AUBN.”

For additional information, contact E. L. Spencer, Jr. at (334) 821-9200.